Exhibit 99
First Interstate BancSystem, Inc. P.O. Box 30918 Billings, Montana 59116 (406) 255-5390 www.firstinterstatebank.com First Interstate BancSystem, Inc. Fourth Quarter 2008 To our shareholders, First Interstate BancSystem is pleased to announce 2008 net income funding base in 2008, as compared to 2007, and reductions in federal to common stockholders of $67,301,000, or $8.38 per diluted share, funds rates further compressed our net interest margin ratio. as compared to $68,641,000, or $8.25 per diluted share, for 2007. During 2008, we experienced deterioration in credit quality, particu-Return on average common equity was 14.73% in 2008, as compared larly in real estate development loans. This deterioration resulted in to 16.14% in 2007, and return on average assets was 1.12% in 2008, higher levels of nonperforming assets and internally risk classified as compared to 1.37% in 2007. loans. During 2008, we recorded provisions for loan losses of Results for 2008 included a one-time, after tax gain of $16,962,000 $33,356,000 and recorded net charge-offs of $12,858,000, as com-($2.11 per diluted share) from the sale of i_Tech Corporation, our pared to provisions of $7,750,000 and net charge-offs of $2,847,000 technology services subsidiary, in December 2008. The decision to in 2007. sell i_Tech was strategic, as we are now a partner rather than a com-Noninterest income of $128,382,000 in 2008 increased $35,934,000, petitor with our major technology services vendor. or 38.9%, from 2007 primarily due to the one-time gain recorded on Noted Fourth Quarter Financial Data the sale of i_Tech and noninterest income of the acquired First West- ern entities. Exclusive of the acquired First Western entities and the Fourth quarter 2008 income to common stockholders, exclusive of the gain on the sale of i_Tech, 2008 noninterest income decreased one-time gain from the sale of i_Tech, was $227,000, or $0.03 per $829,000, or less than 1.0%, as compared to 2007. Increases in diluted share, as compared to $15,271,000, or $1.86 per diluted share, income from other service charges, commissions and fees and in-for fourth quarter 2007. Our fourth quarter 2008 net income was sub- come from the origination and sale of loans of $1,784,000 and stantially lowered by the adjustments discussed below. $1,045,000, respectively, were offset by nonrecurring income re- corded during 2007. During 2007, we recorded a nonrecurring tech-Net interest income of $59,509,000 for fourth quarter 2008, increased nology services contract termination fee of $2,037,000 and nonrecur-$8,071,000, or 15.7%, compared to fourth quarter 2007, primarily due ring gains of $737,000 on the conversion and subsequent sale of to net interest income of the First Western banking entities acquired in MasterCard stock and $986,000 on the sale of mortgage servicing January 2008. Our fourth quarter 2008 net interest margin declined to rights. 4.13%, compared to 4.41% for fourth quarter 2007, largely due to the First Western acquisition. In conjunction with the acquisition, we in- Noninterest expense of $222,326,000 in 2008 increased curred indebtedness to acquire nonearning assets, particularly good- $43,459,000, or 24.3%, as compared to 2007. Exclusive of the ex-will. In addition, interest free funding sources, including noninterest pense of the acquired First Western entities, which included a bearing deposits and common equity comprised a smaller percentage $1,286,000 “other than temporary” of our funding base in 2008, as compared to 2007, and reductions in securities, noninterest expense increased $16,374,000, or 9.2%, in federal funds rates further compressed our net interest margin ratio. 2008, as compared to 2007. During 2008, we recorded impairment Our fourth quarter 2008 net FTE interest margin ratio declined to 4.13%, of $10,940,000 on mortgage servicing rights, compared to compared to 4.30% for third quarter 2008, primarily due to reductions in $1,702,000 in 2007. Most of this impairment occurred during the federal funds rates to near 0.0%. fourth quarter of 2008. Our 2008 FDIC insurance premiums in- creased $1,805,000 from 2007 due to a one-time deposit insurance During fourth quarter 2008, we recorded provisions for loan losses of credit available -managed” banks that was to “well $20,036,000 compared to $2,125,000 for fourth quarter 2007 and 2008. In addition, salaries, wages and benefits expense increased $5,636,000 for third quarter 2008. The significant fourth quarter 2008 $3,641,000, or 3.7%, during 2008 (exclusive of expense of the ac-provision increases reflect our assessment of the estimated effects of quired banks), as compared to 2007. Expense increases in 2008 did current economic conditions on our loan portfolio. Recessionary fac- not include nonrecurring charges $1,500,000 related to an indemnifi-tors resulted in deterioration of credit quality in 2008. cation agreement and other loss accruals recorded during fourth quarter 2007. Fourth quarter 2008 noninterest income of $52,478,000 increased $29,423,000, or 127.6%, from the same period in 2007 primarily due While 2008 was not a record year for our organization, we are to recognition of a pre-tax gain of $27,096,000 on the sale of i_Tech. pleased with our solid performance in one of the most challenging banking environments our nation has ever faced. Montana, Wyo-Noninterest expense was $64,398,000 during fourth quarter 2008, an ming and South Dakota have not been as severely impacted by the increase of $15,468,000, or 31.6%, from the same period in 2007. current recession as other areas of the nation, but we have felt and During fourth quarter 2008, we recorded impairment on mortgage will continue to experience adverse effects and earnings pressure. servicing rights of $10,045,000, as compared to $1,491,000 during the same period in 2007. Salaries, wages and benefits expenses in- As we address current economic and banking challenges, our focus creased $2,691,000 during fourth quarter 2008 as compared to the in 2009 is on building capital, improving liquidity, improving earnings, same period in 2007 largely due to the acquired First Western entities. managing loan quality, completing the integration of the acquired In addition, amortization expense related to mortgage servicing rights First Western entities and addressing short-term and long-term suc-increased $813,000 and core deposit intangible amortization expense cession issues. increased $598,000 during fourth quarter 2008, as compared to the same period in 2007. Significant fourth quarter 2008 expenses did not Through national and global economic disruptions, changing legisla-include nonrecurring charges of $1,500,000 related to an indemnifica- tive and political climates and the every-day challenges of managing tion agreement and other loss accruals recorded in fourth quarter our business, our devoted team of employees, directors and share-2007. holders remains committed to success. Our company was built on strong values and will remain committed to those values especially Annual Results during these challenging times. Net interest income in 2008 of $235,377,000 increased 17.9% from 2007 primarily due to the net interest income of the acquired First Western entities. Our 2008 net interest margin ratio of 4.25% de- creased 21 basis points from 4.46% in 2007, largely due to the First Western acquisition. In conjunction with the acquisition, we in curred indebtedness to acquire nonearning assets, particularly goodwill. In Lyle R. Knight Terrill R. Moore addition, interest free funding sources, including noninterest bearing President Executive Vice President deposits and common equity comprised a smaller percentage of our Chief Executive Officer Chief Financial Officer

Fourth Quarter 2008

Condensed Consolidated Statements of Income

(Unaudited) (In thousands, except per share data)	Three Months Ended December 31, 2008	2007	Twelve Months Ended December 31, 2008	2007
Total interest income	$ 86,814	$ 82,773	$ 355,919	$ 325,557
Total interest expense	27,305	31,335	120,542	125,954
Net interest income	59,509	51,438	235,377	199,603
Provision for loan losses	20,036	2,125	33,356	7,750
Net interest income after provision for loan losses	39,473	49,313	202,021	191,853
Noninterest income	52,478	23,055	128,382	92,448
Noninterest expense	64,398	48,930	222,326	178,867
Income before taxes	27,553	23,438	108,077	105,434
Income taxes	9,501	8,167	37,429	36,793
Net income	18,052	15,271	70,648	68,641
Less: preferred stock dividends	863	—	3,347	—
Net income to common stockholders	$ 17,189	15,271	$ 67,301	68,641

Data Per Common Share

	Three Months 2008	2007	Twelve Months 2008	2007
Diluted EPS	$ 2.13	$ 1.86	$ 8.38	$ 8.25
Dividends	0.65	0.65	2.60	2.97
Book value to common stockholders			62.00	55.51
Tangible book value to common stockholders			35.68	50.84
Appraised value			79.75 *	87.75 **

* Based on the latest independent appraised minority share valuation as of September 30, 2008.

** Based on the independent appraised minority share valuation as of September 30, 2007, effective for

Selected Ratios

(Unaudited)	Three Months Ended December 31, 2008	2007	Twelve Months Ended December 31, 2008	2007
PERFORMANCE				
Return on average common equity	14.34%	13.80%	14.73%	16.14%
Return on average assets	1.10%	1.18%	1.12%	1.37%
Net interest margin, FTE	4.13%	4.41%	4.25%	4.46%
Efficiency ratio	57.51%	65.68%	61.12%	61.25%
CREDIT QUALITY (Period End)				
Provision for loan losses to average loans			0.74%	0.22%
Net charge offs to average loans			0.28%	0.08%
Allowance for loan losses to total loans			1.83%	1.47%
Allowance for loan losses to non-accruing loans			101.97%	165.93%
Nonperforming assets to total loans & other real estate owned			2.03%	1.00%
CAPITAL ADEQUACY & LIQUIDITY				
Leverage capital ratio			7.13%	9.92%
Average loans to average deposits			92.50%	88.62%

Condensed Consolidated Balance Sheets

(Unaudited) (In thousands)	December 31, 2008	2007
ASSETS		
Cash and due from banks	$ 205,070	$ 181,743
Federal funds sold	107,502	60,635
Interest bearing deposits	1,458	6,868
Investment securities	1,072,276	1,128,657
Loans	4,772,813	3,558,980
Less: allowance for loan losses	87,316	52,355
Net loans	4,685,497	3,506,625
Goodwill	183,673	37,380
Premises & equipment, net	177,799	124,041
Company owned life insurance	69,515	67,076
Accrued interest receivable	38,694	32,215
Mortgage servicing rights	11,002	21,715
Core deposit intangible assets	12,682	257
Other assets	66,179	49,585
Total Assets	$ 6,628,347	$ 5,216,797
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits	$ 5,174,259	$ 3,999,401
Federal funds purchased	30,625	—
Securities sold under repurchase agreements	525,501	604,762
Accrued interest payable	20,531	21,104
Accounts payable & accrued expenses	51,290	30,117
Other borrowed funds	79,216	8,730
Long - term debt	84,148	5,145
Subordinated debentures	123,715	103,095
Total Liabilities	6,089,285	4,772,354
Stockholders' equity	539,062	444,443
Total Liabilities and Stockholders' Equity	$ 6,628,347	$ 5,216,797

Quarterly Averages

(Unaudited) (In thousands)	Three Months Ended December 31, 2008	2007	% Change
Assets	6,550,320	5,148,266	27.2%
Loans	4,734,767	3,534,939	33.9%
Investment securities	1,050,101	1,019,467	3.0%
Deposits	5,100,850	4,015,648	27.0%
Common stockholders' equity	476,687	438,908	8.6%
Common shares outstanding	7,915	8,039	-1.5%

First Interstate BancSystem, Inc.

P.O. Box 30918 □ Billings, Montana 59116 □ (406) 255-5390
www.firstinterstatebank.com